EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement (No. 333-118826) on Form S-3 and the registration statement (No. 333-106622) on Form S-8, of Maguire Properties, Inc. of our report dated June 20, 2007, with respect to the statement of revenues and certain expenses of the Blackstone Real Estate Advisors Portfolio included in this current report of Form 8-K/A.

/s/ Ernst & Young LLP

Chicago, Illinois
July 6, 2007